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                                                              Exhibit 1.A.(3)(c)



                      Commission and Service Fee Schedule


     The following maximum percentages of the scheduled premium paid for each policy year will be paid to the NELICO agent/New England Securities registered representative involved in the sale of a Policy:

               Policy Years             Maximum Percentages
               ------------             -------------------

                    1                         50%
                    2-6                         8%
                    7-10                        4%
               11 and later                     2%

     Agents will also receive a commission of 3% of each unscheduled payment made.

     The amount of commissions for extra premiums for a Policy covering an insured in a substandard risk classification will be determined by NELICO's rules and practices current at the time such extra premiums are charged. Additional commissions are paid based on premiums paid for benefits purchased by Rider.

     Agents with fewer than four years of service may be compensated differently. Agents who meet certain productivity and persistency standards with respect to policies sold by NELICO and its affiliates may be eligible for additional compensation.

     New England Securities may enter into selling agreements with other broker-dealers registered under the Securities and Exchange Act of 1934 whose representatives are authorized by applicable law to sell variable life insurance policies. Under the agreements with any such broker-dealers, the commission paid to the broker-dealer will not exceed 50% of the scheduled premium in the first policy year, 5% in the second through tenth policy years, 2% in the eleventh through twentieth policy years, and 3% of unscheduled payments. NELICO may pay certain broker-dealers an additional bonus after the first policy year on behalf of certain registered representatives, the maximum amount of which may equal up to the amount of the basic commission for the particular policy year. Commissions will be paid through the registered broker-dealer, which may also be reimbursed for portions of expenses incurred in connection with the sale of the Policies.